Exhibit 10.8

To:	Marc Cantillon, Chief Medical Officer

From:	Laxminarayan Bhat, President and CEO

Date:	March 15, 2016

Subject:	Compensation Reduction

As you know, due to lack of needed funding, Reviva Pharmaceuticals Inc (the “Company”) must implement certain cost-cutting measures. To that end, the Company is reducing the pay for certain executive employees, and effective April 1, 2016, your base salary will be reduced to $2,500.00 per month. Taking this reduction into account, your base annual base salary will be $30,000.00.

While we hope this reduction will be temporary, there can be no assurances that compensation will be reinstated to its previous level at any point in the future.

We truly appreciate your loyalty, hard work and commitment to the Company. With your help and cooperation, I am confident that we will emerge stronger and hopeful the changes will allow us to effectively position the Company for future success.

Please note that your employment continues to be at will, meaning that either you or the Company have the right to terminate your employment at any time, within or without notice and for any or no reason.

Please acknowledge receipt of this memorandum by signing below and returning it to me. Do not hesitate to contact me should you have any questions.

READ AND UNDERSTOOD:

Employee name (printed):_________ Marc Cantillon MD______________

/s/ Marc Cantillon

Signature:

3900 Freedom Circle, Suite 101, Santa Clara, CA 95054, USA

(408) 816.1470 (phone-main) | (408) .904.6270 (fax)

www.revivapharma.com